CERTIFICATE OF DESIGNATIONS,
                        POWERS, RIGHTS AND PREFERENCES
                    OF SERIES I CONVERTIBLE PREFERRED STOCK
                                      OF
                          ENCORE COMPUTER CORPORATION
                          ---------------------------


           ENCORE COMPUTER CORPORATION, a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

           That, pursuant to the authority conferred upon the Board of Directors of the corporation by the certificate of incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the corporation, at a meeting held on February , 1997, duly adopted a resolution designating the designations, powers, rights and preferences relating to its Series I Convertible Preferred Stock as follows:

           "RESOLVED, that the Board of Directors (the "Board") of Encore Computer Corporation (the "Corporation") authorizes the issuance of a series of preferred stock consisting of 800,000 shares and the Board fixes the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of that series as follows:

           1. DESIGNATION AND AMOUNT. The designation of the series of preferred stock authorized by this resolution will be the Series I Convertible Preferred Stock (the "Series I Convertible Stock"). The total number of shares of Series I Convertible Stock will be 800,000 shares. These shares may be issued for any purpose determined by the Board of Directors.

           2.   DIVIDENDS AND DISTRIBUTIONS.

                (a) Holders of shares of Series I Convertible Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, an annual cash dividend per share equal to $6.00, payable in equal quarterly installments of $1.50 per share each on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1997 (each a "Dividend Payment Date"), except that
(i) the annual cash dividend payable in 1997 will be $3.75 per share and the quarterly installment payable on April 15, 1997 will be $.75 per share and (ii) unless by July 15, 1997, the number of shares of common stock the Corporation is authorized to issue is increased to at least 300,000,000 shares, from July 15, 1997 until the number of shares of common stock the Corporation is authorized to issue is increased to at least 300,000,000 shares, the cash dividend will be at the rate of $10.00 per share per year, payable in equal quarterly installments of $2.50 per share each on the quarterly Dividend Payment Dates, commencing October 15, 1997. If after July 15, 1997, the number of shares of common stock the corporation is authorized to issue is increased to at least 300,000,000 shares, the quarterly dividend payable on the Dividend Payment Date following the day on which the number of shares of common stock the corporation is authorized to issue is increased will be $2.50 per share and all subsequent dividends will be at the annual rate of $6.00 per share, payable in quarterly installments of $1.50 per share each. Dividends on the Series I Convertible Stock will be cumulative from the date of initial issuance of shares of Series I Convertible Stock. The Corporation will not, however, be required to pay a cash dividend unless that cash dividend can be paid out of Stockholders Equity in excess of $50,000,000. To the extent the Corporation does not have sufficient Stockholders Equity to be able to pay a dividend on the Series I Convertible Stock out of Stockholders Equity in excess of $50,000,000, the Corporation will have the option to (i) pay the portion of the dividend which cannot be paid out of Stockholders Equity in excess of $50,000,000 by distributing on the applicable Dividend Payment Date to each holder of record on the applicable Record Date, shares of Series I Convertible Stock with a Liquidation Preference equal to the amount of the cash dividend which cannot be paid out of Stockholders Equity in excess of $50,000,000, or
(ii) accumulate that portion of the dividend on the Series I Convertible Stock and pay it in cash when, and to the extent, it can be paid in cash out of Stockholders Equity in excess of $50,000,000. For the purposes of the Series I Convertible Stock, the term "Stockholders Equity" will mean (i) the stockholders equity of the Corporation computed in accordance with generally accepted accounting principles applied in the same manner they are applied in preparing reports filed with the Securities and Exchange Commission (or, if no reports are filed with the Securities and Exchange Commission, applied as they are applied in preparing the Corporation's annual report to stockholders) plus
(ii) the aggregate liquidation preference of all outstanding shares of the Corporation's preferred stock which is not included in the stockholders equity of the Corporation calculated in accordance with the preceding clause (i). Each dividend will be payable to holders of record of the Series I Convertible Stock on a date fixed by the Board (a "Record Date") which is not more than 60 days nor less than 10 days before the Dividend Payment Date. No Record Date will precede the date when the resolution fixing the Record Date is adopted.

                (b) Unless and until all accumulated dividends on the Series I Convertible Stock have been paid in cash or, to the extent permitted by subparagraph 2(a), in shares of Series I Convertible Stock, the Corporation may not (i) declare or pay any dividend, make any distribution (other than a distribution solely of Common Stock), or set aside any funds or other assets for payment or distribution, with regard to any Junior Shares or, except as provided in the last sentence of this subparagraph 2(b) or the second sentence of Paragraph 4, any Parity Shares or (ii) redeem or repurchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or repurchase of, any Junior Shares or any Parity Shares. In any event, the Corporation may not declare or pay any dividend, make any distribution (other than a distribution solely of Common Stock), or set aside any funds or other assets for payment or distribution, with regard to any Junior Shares or Parity Shares, or redeem or repurchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or repurchase of, any Junior Shares or Parity Shares, to the extent the dividend, distribution, redemption, repurchase or setting aside of funds or assets would reduce Stockholders Equity below $50,000,000. As used with regard to the Series I Convertible Stock, the term "Junior Shares" means all shares of every class or series of stock of the Corporation to which the shares of Series I Convertible Stock rank prior. If the Series I Convertible Stock ranks prior to another class or series of preferred stock as to some matters, but not as to other matters, shares of the other class or series are "Junior Shares" with regard to the matters as to which the Series I Convertible Stock ranks prior to the other class or series but not as to other matters. As used with regard to the Series I Convertible Stock, the term "Parity Shares" means any class or series of preferred stock which ranks on a parity with the shares of Series I Convertible Stock. If the Series I Convertible Stock ranks on a parity with another class or series of preferred stock as to some matters, but not as to other matters, shares of the class or series are "Parity Shares" with regard to the matters as to which the Series I Convertible Stock ranks on a parity but not as to other matters. At any time when there are accumulated dividends on the Series I Convertible Stock and on any Parity Shares which have not been paid in full, no dividends will be paid or set aside with regard to the Parity Shares unless at the same time dividends are paid or set aside with regard to the Series I Convertible Stock constituting at least the same percentage of the accumulated dividends on the Series I Convertible Stock that the dividend on the Parity Stock is of the accumulated dividends on the Parity Stock.

           3. RANKING. The shares of Series I Convertible Stock rank prior to all shares of all classes and series of Common Stock of the Corporation and all shares of all classes and series of preferred stock of the Corporation other than any class or series of preferred stock which is designated, with the approval of the holders of 66-2/3% of the shares of Series I Convertible Stock which are outstanding at the time the designation is made (or such greater percentage of the outstanding shares of Series I Convertible Stock as is required by law), as ranking prior to, or on a parity with, the shares of Series I Convertible Stock with regard to the right to receive dividends, the right to receive distributions on the liquidation, dissolution or winding up of the Corporation, or with regard to any other matters. The shares of Series I Convertible Stock rank prior to the shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred
Stock, Series H Convertible Preferred Stock and Series J Convertible Participating Preferred Stock in all respects.

           4. LIQUIDATION. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series I Convertible Stock will be entitled to receive out of the assets of the
Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Shares, an amount equal to $100 per share (the "Liquidation Preference") plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Series I Convertible Stock to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of shares of Series I Convertible Stock and any Parity Shares are insufficient to pay in full the preferential amount payable to the holders of shares of Series I Convertible Stock described in the preceding sentence and the preferential amount payable to any Parity Shares upon liquidation, dissolution or winding up of the Corporation, then the assets, or the proceeds of those assets which are available for distribution to the holders of shares of Series I Convertible Stock and to the holders of such Parity Shares, will be distributed to the holders of the Series I Convertible Stock and to the holders of such Parity Shares ratably in proportion to the full amounts to which they each are entitled. After payment of the full amount of the Liquidation Preference and accumulated dividends to which holders of shares of Series I Convertible Stock are entitled, the holders of shares of Series I Convertible Stock will not be entitled to any further participation in any distribution of assets by the Corporation. For the purposes of this Paragraph, neither a consolidation or merger of the Corporation with or into any other corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities, will be considered a liquidation, dissolution or winding up of the Corporation.

           5.   OPTIONAL CONVERSION.

                (a) Subject to and upon compliance with the provisions of this Paragraph 5, each holder of shares of Series I Convertible Stock will have the right, at the holder's option, at any time, to convert all or any of the shares of the Series I Convertible Stock into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the Liquidation Preference (as defined in

Paragraph 4) of the shares surrendered for conversion divided by the Conversion Price (as defined in subparagraph 5(d)).

                (b)    (i)  In  order to exercise the conversion privilege, the
holder of each share of Series I Convertible Stock to be converted will surrender the certificate representing that share to the conversion agent for the Series I Convertible Stock appointed by the Corporation (which may be the Corporation itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, together with funds equal to the Dividend Amount, if any, required to be paid under subparagraph 5(b)(iii), at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the shares of Series I Convertible Stock are registered, each share surrendered for conversion must be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax.

                      (ii) Each conversion will be at the Conversion Price in effect at the close of business on the date when all the conditions in subparagraph 5(b)(i) have been satisfied.

                     (iii) The holders of record of shares of Series I Convertible Stock at the close of business on a dividend payment Record Date will be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of the shares after the dividend payment Record Date or the Corporation's default in payment of the dividend due on the Dividend Payment Date. However, shares of Series I Convertible Stock surrendered for conversion during the period between the close of business on any dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on the shares on the Dividend Payment Date (the "Dividend Amount"). The holders of shares of Series I Convertible Stock on a dividend payment Record Date who (or whose transferees) convert any of those shares on or after the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on those shares of Series I Convertible Stock on the Dividend Payment Date, and need not include payment of the Dividend Amount upon surrender of those shares for conversion. Except as provided above, the Corporation will make no payment or adjustment for accrued and unpaid dividends on shares of Series I Convertible Stock, whether or not in arrears, on conversion of those shares, or for dividends on the shares of Common Stock issued upon the conversion.

                      (iv) As promptly as practicable after the surrender by a holder of certificates for shares of Series I Convertible Stock in accordance with this subparagraph 5(b), the Corporation will issue and will deliver at the office of the conversion agent to the holder, or on the holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares of Series I Convertible Stock in accordance with the provisions of this Paragraph 5. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in subparagraph 5(c).

                       (v) Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which all the conditions specified in subparagraph 5(b)(i) have been satisfied, and the person in whose name any certificate for shares of Common Stock will be issuable upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at that time, unless the stock transfer books of the Corporation are closed on that date, in which event that person will be deemed to have become the holder of record at the close of business on the next succeeding day on which the stock transfer books are open. All shares of Common Stock delivered upon conversion of Series I Convertible Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series I Convertible Stock to be converted and compliance with all the other requirements of subparagraph 5(b)(i), the shares represented by those certificates will no longer be deemed to be outstanding and all rights of a holder with respect to those shares will immediately terminate, except the right to receive the Common Stock or other securities, cash or other assets to be issued or distributed as a result of the conversion.

                (c) No fractional shares or securities representing fractional shares of Common Stock will be issued upon conversion of Series I Convertible Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series I Convertible Stock will be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in subparagraph 5(d)(v)) of the Common Stock on the Trading Day (as defined in subparagraph 5(d)(v)) next preceding the day of conversion. If more than one share of Series I Convertible Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series I Convertible Stock so surrendered.

                (d) The "Conversion Price" per share of Series I Convertible Stock will be $3.25, subject to adjustment from time to time as follows:

                       (i) In case the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be adjusted so that the holder of any share of Series I Convertible Stock surrendered for conversion after that event will be entitled to receive the number of shares of Common Stock of the Corporation which the holder would have been entitled to receive if the share had been converted immediately prior to the happening of the event (or, if there is more than one such event, if the share had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this subparagraph 5(d)(i) will become effective immediately after the record date in the case of a dividend or distribution except as provided in subparagraph 5(d)(viii), and will become effective immediately after the effective date in the case of a subdivision or combination. If any dividend or distribution is not paid or made, the Conversion Price then in effect will be appropriately readjusted.

                      (ii) In case the Corporation issues rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date for issuance of the rights or warrants) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined in subparagraph 5(d)(v)) of the Common Stock at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately prior to the issuance of the rights or warrants will be adjusted so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of the rights or warrants by a fraction of which the numerator will be the number of shares of Common Stock outstanding on the date of issuance of the rights or warrants plus the number of shares of Common Stock which the aggregate exercise price of all the rights or warrants would purchase at the Current Market Price at that record date, and of which the denominator will be the number of shares of Common Stock outstanding on the date of issuance of the rights or warrants plus the number of additional shares of Common Stock issuable on exercise of all the rights or warrants. The adjustment provided for in this subparagraph 5(d)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately, except as provided in subparagraph 5(d)(viii), after each record date. In determining whether any rights or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Current Market Price, and in determining the aggregate offering price of the shares of Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Corporation for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board (whose determination, if made in good faith, will be conclusive). If any rights or warrants which led to an adjustment of the Conversion Price expire without being exercised, the Conversion Price in effect when the rights or warrants expire will be appropriately readjusted.

                     (iii) In case the Corporation distributes to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subparagraph 5(d)(ii)) then, in each such case, the Conversion Price will be adjusted so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction of which the numerator will be the Current Market Price of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Board, whose determination, if made in good faith, shall be conclusive) of the capital stock or assets or evidences of indebtedness so distributed, or of the rights or warrants so distributed, with respect to one share of Common Stock, and of which the denominator will be the Current Market Price of the Common Stock on the record date. Each adjustment will, except as provided in subparagraph 5(d)(viii), become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any such distribution is not made or if any rights or warrants expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted.

                      (iv)  In  case  of  any  reclassification  or  change  of
outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or any sale or transfer of all or substantially all of the assets of the Corporation, upon conversion of Series I Convertible Stock, the holder of the Series I Convertible Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series I Convertible Stock into Common Stock immediately before the first such reclassification, change, consolidation, merger, sale or transfer and had retained all the securities, cash and other assets received as a result of all the reclassifications, changes, consolidations, mergers, sales or transfers.

                       (v)  For   the   purpose  of   any   computation   under
subparagraphs 5(d)(ii) and 5(d)(iii) above,  the  "Current Market Price" of the

Common Stock at any date will be the average of the last reported sale prices per share on each of the thirty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price on each day will be (A) the last reported sale price of the Common Stock on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (the "NASDAQ National Market"), or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (B) if not quoted as described in clause (A), the mean between the high bid and low asked quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days, or (C) if the Common Stock is listed or admitted for trading on any national securities exchange (whether or not it is also quoted on the NASDAQ National Market), the last sale price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed. If the Common Stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the last reported sale price will be determined in the manner set forth in clause (B) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (C) of the preceding sentence if actual transactions are reported. If the Common Stock is not quoted or traded as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Corporation. As used with regard to the Series I Convertible Stock, the term "Trading Day" means (x) if the Common Stock is quoted on the NASDAQ National Market or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, or (y) if not quoted as described in clause (x), a day on which quotations are reported by the National Quotation Bureau Incorporated, or (z) if the Common Stock is listed or admitted for trading on any national securities exchange (whether or not it is also quoted on the NASDAQ National Market), a day on which that national securities exchange is open for business.

                      (vi) No adjustment in the Conversion Price will be required unless the adjustment would require a change of at least 1% in the Conversion Price; PROVIDED, HOWEVER, that any adjustments which by reason of this subparagraph 5(d)(vi) are not required to be made will be carried forward and taken into account in any subsequent adjustment; and PROVIDED, FURTHER, that adjustment will be required and made in accordance with the provisions of this Paragraph 5 (other than this subparagraph 5(d)(vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Paragraph 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                     (vii) Whenever the Conversion Price is adjusted, the Corporation will promptly send each holder of record of Series I Convertible Stock a notice of the adjustment of the Conversion Price setting forth the adjusted conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

                    (viii) In any case in which this subparagraph 5(d) provides that an adjustment will become effective immediately after a record date for an event, the Corporation may defer until the occurrence of the event
(i) issuing to the holder of any share of Series I Convertible Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon the conversion by reason of the adjustment required by the event over and above the Common Stock issuable upon the conversion before giving effect to the adjustment and (ii) paying to the holder any amount in cash in lieu of any fractional share pursuant to subparagraph 5(c) above.

                (e)    If:

                       (i) the Corporation declares a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or

                      (ii) the Corporation authorizes the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                     (iii) there is any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the Corporation; or

                      (iv) there is a voluntary or an involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation will cause to be mailed to the holders of record of shares of the Series I Convertible Stock at their addresses as shown on the stock books of the Corporation, at least 15 days prior to the applicable date specified below, a notice stating (A) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to the dividend, distribution or rights or warrants are to be determined or (B) the date on which the reclassification, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the proceedings described in this subparagraph 5(e).

                (f)

                       (i) The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of the Series I Convertible Stock, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series I Convertible Stock (or such lesser number of shares as, taken together with the shares which are actually outstanding and the maximum number of shares of Common Stock which the Corporation would be required to issue on conversion of all the outstanding shares of Series A, Series B, Series D, Series E, Series F, Series G and Series H Convertible Preferred Stock, equals the total number of shares of Common Stock which the Corporation is authorized to issue). For the purposes of this subparagraph

5(f), the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series I Convertible Stock (or any other Series of Preferred Stock) will be computed as if at the time of the computation all the outstanding shares were held by a single holder.

                      (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series I Convertible Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                     (iii) The Corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion of the Series I Convertible Stock, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of delivery.

                      (iv) Prior to the delivery of any securities which the Corporation will be obligated to deliver upon conversion of the Series I Convertible Stock, the Corporation will endeavor, in good faith and as expeditiously as possible, to comply with all federal and state laws and regulations requiring the registration of those securities with, or any approval of or consent to the delivery of those securities by, any governmental authority.

                (g) The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series I Convertible Stock; PROVIDED, HOWEVER, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series I Convertible Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

                (h) If at any time the issuance of Common Stock on conversion of the Series I Convertible Stock would, in the written opinion of counsel to the Corporation, create a likelihood that the United States Defense Investigative Service would withdraw a facility security clearance held by the Corporation or a subsidiary, the stock to be issued upon a conversion at that time will be a number of shares of Series A Convertible Participating Preferred Stock which is convertible into the number of shares of Common Stock which otherwise would be issued on the conversion.

                (i) To the extent that at the time when a certificate representing shares of Series I Convertible Stock is surrendered for conversion and all the other conditions specified in subparagraph 5(b)(i) have been satisfied, issuance of the shares of Common Stock into which shares of Series I Convertible Stock represented by the certificate are being converted (which may be fewer than all the shares of Series I Convertible Stock represented by the certificate) would cause the sum of (i) the number of shares of Common Stock which would be outstanding immediately after those shares of Series I Convertible Stock are converted into Common Stock, plus (ii) the maximum number of shares of Common Stock which the Corporation may be required to issue on exercise of options, warrants and rights which are outstanding on the day the certificate representing shares of Series I Convertible Stock is surrendered for conversion, plus (iii) 135% of the maximum number of shares of Common Stock the Corporation may be required to issue on conversion of all the shares of Series B, Series D, Series E, Series F, Series G and Series H Convertible Preferred Stock and Series J Convertible Participating Preferred Stock (to the extent it is at the time convertible into common stock) which is outstanding on the day the certificate representing shares of Series I Convertible Preferred Stock is surrendered for conversion, plus (iv) the maximum numbers of shares of Common Stock the Corporation may be required to issue under any other convertible or exchangeable securities which are outstanding, or under any other agreements which are in effect, on the day the certificate representing shares of Series I Convertible Preferred Stock is surrendered for conversion (the sum of the number of shares of Common Stock described in clauses (i) through (iv) being the "Total Issuable Common Stock") exceeds the total number of shares of Common stock the Corporation is authorized to issue, the Corporation may issue with regard to the Series I Convertible Stock which is being converted, in lieu of the shares of Common Stock which would cause the Total Issuable Common Stock to exceed the total number of shares of Common Stock the Corporation is authorized to issue, shares of Series J Convertible Preferred Stock of the Corporation ("Series J Convertible Stock") at the rate of one share of Series J Convertible Stock for each 100 shares of Common Stock which, if issued on conversion of the Series I Convertible Stock, would cause the Total Issuable Common Stock to exceed the total number of shares of Common Stock the Corporation is authorized to issue.

                (j) No holder of shares of Series I Convertible Stock shall have the right to convert all or any of such shares into shares of Common Stock or Series J Convertible Stock, pursuant to this Paragraph 5, unless (i) such holder is a citizen of the United States of America or a corporation or other entity of which a majority of the outstanding shares or other equity interests are owned of record and, to the best of the knowledge of the corporation or other entity, beneficially, by citizens of the United States of America, or
(ii) the Corporation is instructed to issue the Common Stock to be issued upon the conversion to, or as instructed by, the underwriters of an underwritten public offering in respect of which there are at least one hundred beneficial.purchasers of the shares sold in the offering.

           6.   MANDATORY CONVERSION.

                (a) The Corporation may, by a notice (a "Notice of Mandatory Conversion") given to the holders of the Series I Convertible Stock at a time when (i) the last sale price of the Common Stock quoted on the NASDAQ National Market, or the last sale price of the Common Stock in trading on the principal national securities exchange on which the Common Stock is traded, exceeded $3.90, but not less than 120% of the then Conversion Price, per share for each of the 20 Trading Days next preceding the day on which the notice is given,
(ii) there is a signed contract (which may be a firm commitment underwriting contract or any other form of purchase contract) by which a buyer or group of buyers with the financial ability to carry out their obligations under the contract are either (X) contractually committed to purchase for at least $3.90, but not less than 120% of the then Conversion Price, per share at least 50% of the shares of Common Stock into which all the outstanding Series I Convertible Stock will be converted at the Conversion Price then in effect or (Y) contractually committed, to purchase for at least $3.50 per share, but not less than 107.69% of the then Conversion Price, at least 75% of the shares of Common Stock into which all the outstanding shares of Series I Convertible Stock will be converted at the Conversion Price then in effect, and (iii) conversion of all the outstanding Series I Convertible Stock into Common Stock would not cause the Total Issuable Common Stock to exceed the total number of shares of Common Stock the Corporation is authorized to issue, require the holders of all (but not less than all) the outstanding Series I Convertible Stock to convert their Series I Convertible Stock into Common Stock on a date specified in the notice (which may be the date the notice is given or any other date which is not more than 60 days after the date the notice is given) for the Conversion Price, calculated as provided in subparagraph 5(d), in effect on the day the notice is given.

                (b) If the Corporation gives a Notice of Mandatory Conversion as provided in subparagraph 6(a), the holders of the outstanding Series I Convertible Stock will be deemed to have surrendered the certificates representing their shares of Series I Convertible Stock for conversion at the close of business on the conversion date specified in the Notice of Mandatory Conversion, and, regardless of whether they do or do not surrender those shares for conversion, at the close of business on that date (i) the certificates representing the shares of Series I Convertible Stock will cease to represent anything other than the right to receive the shares of Common Stock or cash, other securities or other assets issuable upon conversion of the shares of Series I Convertible Stock and (ii) the Corporation may, at its option (the exercise of which will be described in the Notice of Mandatory Redemption), either (A) issue the shares of Common Stock, or distribute the cash, other securities or other assets, to which the holders of the Series I Convertible Stock are entitled without requiring the surrender of the certificates which formerly represented shares of Series I Convertible Stock, or (B) set aside in trust for the respective holders of certificates which formerly represented Series I Convertible Stock, the cash, securities and other assets (other than Common Stock, which need not be set aside) to which those holders are entitled and issue or distribute the Common Stock, cash, other securities or other assets which each former holder of Series I Convertible Stock is entitled to receive, without interest, when the former holder surrenders the certificates which represented the Series I Convertible Stock and complies with the other requirements of subparagraph 5(b)(i). Any interest on funds set aside for distribution to former holders of Series I Convertible Stock will belong to the Corporation.

                (c) If the Corporation presents to the holders of the Series I Convertible Stock a form of firm commitment underwriting agreement or other purchase contract relating to a purchase by a buyer or group of buyers meeting the requirements set forth in subparagraph 6(a) relating to (x) a purchase for at least $3.90 per share, but not less than 120% of the then Conversion Price, of at least 50% of the shares of Common Stock into which all the outstanding shares of Series I Convertible Stock are convertible at the Conversion Price then in effect or (y) to purchase for at least $3.50 per share, but not less than 107.69% of the then Conversion Price, at least 75% of the shares of Common Stock into which all the outstanding shares of Series I Convertible Stock will be converted at the Conversion Price then in effect, which underwriting contract or other purchase contract contains customary terms and conditions (but requires no representations or warranties from a selling stockholder other than representations that, when Common Stock is issued to that selling stockholder on conversion of the Series I Convertible Stock, the selling stockholder will own that Common Stock and have the right and ability to sell it to the buyer or group of buyers free and clear of any liens or encumbrances, and will impose no obligations on a selling stockholder other than (x) the obligation to deliver certificates representing the Common Stock (assuming they are issued) upon payment of the purchase price for them, and (y) the obligation to indemnify the buyer or group of buyers against liability or damages resulting from any misstatement by the selling stockholder of a material fact regarding the selling stockholder, or omission by the selling stockholder to state a material fact necessary to make the statements made by the selling stockholder regarding the selling stockholder not misleading), and the Corporation notifies the holders of the Series I Convertible Stock that the buyer or group of buyers has signed, or agreed to sign, the contract subject to signature by the holders of the Series I Convertible Stock, the condition in clause (ii) of subparagraph 6(a) will be deemed waived, and not to be a prerequisite to required conversion, by each holder of Series I Convertible

Stock who does not, within 10 days after the contract is presented to the holder, agree to sign a copy of the contract, or authorize the Corporation to sign a copy of the contract as attorney in fact for the holder.

           7. STATUS. Upon any conversion, exchange or redemption of shares of Series I Convertible Stock, the shares of Series I Convertible Stock so converted, exchanged or redeemed shall not be reissued thereafter as shares of such series, but will have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock which the Corporation will have authority to issue will not be decreased by the conversion, exchange or redemption of shares of Series I Convertible Stock.

           8. VOTING RIGHTS. (a) The holders of shares of Series I Convertible Stock will have no voting rights, except any voting rights to which they may be entitled under the laws of the State of Delaware and except as otherwise expressly provided in this resolution.

                (b)   So long as  any  shares of the Series I Convertible Stock
remain outstanding, the Corporation will not, either directly or indirectly, or through merger or consolidation with or into any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3% of the outstanding shares of Series I Convertible Stock, (i) create or issue or increase the authorized number of shares of any class or series of stock ranking prior to or on a parity with the Series I Convertible Stock either as to dividends or upon liquidation, (ii) amend, alter or repeal any of the provisions of the Certificate of
Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the Series I Convertible Stock, (iii) authorize any reclassification of the Series I Convertible Stock or
(iv) increase the number of shares of Series I Convertible Stock the Corporation may issue. This subparagraph will not prevent (t) the issuance of Series I Convertible Stock which is authorized in Paragraph 1, (u) the issuance of Series B Convertible Preferred Stock which is authorized in Paragraph 1 of the Certificate of Designations, Powers, Rights and Preferences of Series B Convertible Preferred Stock dated January 28, 1991 (the "Series B Certificate of Designation"), (v) the issuance of Series D Convertible Preferred Stock which is authorized in Paragraph 1 of the Certificate of Designations, Powers, Rights and Preferences of Series D Convertible Preferred Stock dated September 10, 1992 (the "Series D Certificate of Designation"), (w) the issuance of Series E Convertible Preferred Stock which is authorized in Paragraph 1 of the Certificate of Designations, Powers, Rights and Preferences of Series E Convertible Preferred Stock dated February 3, 1994 (the "Series E Certificate of Designation"), (x) the issuance of Series F Convertible Preferred Stock which is authorized in Paragraph 1 of the Certificate of Designations, Powers, Rights and Preferences of Series F Convertible Preferred Stock dated March 17, 1995 (the "Series F Certificate of Designation"), (y) the issuance of Series G Convertible Preferred Stock which is authorized in Paragraph 1 of the
Certificate of Designations, Powers, Rights and Preferences of Series G Convertible Preferred Stock dated August 17, 1995 (the "Series G Certificate of Designation") or (z) the issuance of Series H Convertible Preferred Stock which is authorized in Paragraph 1 of the Certificate of Designations, Powers, Rights and Preferences of Series H Convertible Preferred Stock dated April 16, 1996 (the "Series H Certificate of Designation").

           9.   MISCELLANEOUS

                (a) Except as otherwise expressly provided, whenever in this resolution a notice or other communication is required or permitted to be given to holders of shares of Series I Convertible Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws and applicable law, as in effect from time to time.

                (b) The holders of the Series I Convertible Stock will not have any preemptive right to subscribe for or purchase any shares or any other securities which may be issued by the Corporation.

                (c) The voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of those powers, designations, preferences and rights, of the Series I Convertible Stock may be amended by (i) the affirmative vote of the Board of Directors, together with (ii) the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3% of the outstanding shares of Series I Convertible Stock.

                (d) Except as may otherwise be required by law, the shares of Series I Convertible Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation.

                (e)   The  headings  of  the  various  subdivisions   of   this
resolution are for convenience of reference only and will not affect the meaning or interpretation of any of the provisions of this resolution.

                (f) The preferences, special rights or powers of the Series I Convertible Stock may be waived upon the affirmative vote at a meeting or the written consent with or without a meeting of the holders of (i) at least 66-2/3% of the outstanding shares of Series I Convertible Stock and (ii) 100% of the shares of Series I Convertible Stock held by or for the benefit of Gould Electronics Inc. and any permitted assignee of Gould Electronics Inc."

           IN WITNESS WHEREOF, Encore Computer Corporation has caused this certificate to be made under the seal of the Corporation and signed by Kenneth
G. Fisher, its Chief Executive Officer, and attested by Mary F. Macomber, its Assistant Secretary, this 14th day of March, 1997.

                                 ENCORE COMPUTER CORPORATION


                                 By:____________________________
                                    Kenneth G. Fisher
                                    Chief Executive Officer


Attest:


___________________________
Assistant Secretary